Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2005 (December 7, 2005 for the Discontinued Operations caption in Note 2 and the Guarantor Information caption in Note 9), relating to the financial statements and financial statement schedule of Dean Foods Company and management’s report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K of Dean Foods Company filed on December 14, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
December 14, 2005